Dauch Corporation Expands Board of Directors

DETROIT, MI, February 5, 2026 – Dauch Corporation (Dauch), (NYSE: DCH) today announced it has named Simon Mackenzie Smith and Fiona MacAulay to its Board of Directors.

“I am pleased to welcome Simon and Fiona to the Dauch Board of Directors,” said David C. Dauch, Chairman and Chief Executive Officer. “They bring extensive experience across multiple industries and jurisdictions, including deep understanding of the European market at a transformational time for our company following our recent acquisition of Dowlais Group plc and its subsidiaries, GKN Automotive and GKN Powder Metallurgy.”

Simon Mackenzie Smith has a wealth of experience in corporate finance and M&A, with an investment banking career spanning over 35 years. Mackenzie Smith has advised on some of the UK’s largest mergers and acquisitions including Royal Dutch Shell plc’s $52 billion takeover of BG Group Plc in 2016. Before retiring in 2021, he was chair of Corporate and Investment Banking UK and Ireland at Bank of America Merrill Lynch. Mackenzie Smith is the prior chair of Dowlais Group plc and currently serves as the chair of TORM plc.

Fiona MacAulay has over 35 years of global experience in the oil, gas and resources sector across small, mid and large cap companies. She has held senior executive board roles, including Chief Executive Officer of Echo Energy PLC and Chief Operating Officer of Rockhopper Exploration PLC. In December 2018, MacAulay transitioned from executive roles to a portfolio of non-executive and advisory positions within the resources and industrials sector.

Both Simon Mackenzie Smith and Fiona MacAulay were former members of the Dowlais Group plc board.

Full director bios are available at www.dauch.com.

About Dauch

Dauch Corporation is a premier Driveline and Metal Forming supplier serving the global automotive industry with a powertrain-agnostic product portfolio that supports electric, hybrid, and internal combustion vehicles. The company is headquartered in Detroit, MI, with operations that span 24 countries and more than 175 locations. Visit www.dauch.com to learn more.

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Contacts:

Christopher M. Son

Vice President, Marketing & Communications

+1 (313) 758-4814

Chris.son@aam.com

David H. Lim

Head of Investor Relations

+1 (313) 758-2006

David.lim@aam.com